Exhibit 99.1

FOR IMMEDIATE RELEASE

Hallador Energy Company Signs New Contracts and Increases Guidance

TERRE HAUTE, Ind., July 7, 2022 - Hallador Energy Company (Nasdaq - HNRG)  Hallador Energy Company recently added new coal contracts which materially increases Q4 2022 through 2023 pricing and volume.  As a result, the Company is increasing its 2023 EBITDA guidance to $160MM.

Expected forward coal pricing and volume is as follows:

Quarter                        Average Price                 Volume

Q2 2022                               $40.00                   1.6MM tons

Q3 2022                               $42.00                   1.6MM tons

Q4 2022                               $56.50                   1.8MM tons

Q1 2023                               $58.50                   1.8MM tons

Q2 2023                               $58.50                   1.8MM tons

Q3 2023                               $58.50                   1.8MM tons

Q4 2023                               $58.50                   1.8MM tons

Increased production will come from Hallador’s existing Oaktown Mining Complex, Hallador’s new Prosperity Surface Mine near Petersburg, IN and new surface production near Freelandville, IN.  Production from both Prosperity and Freelandville are higher cost and are expected to increase cost structure to $36/ton for Q4 2022 through 2023.

Hallador expects to complete its acquisition of the Merom Power Plant in Q3 2022, subject to receiving certain governmental and financial approvals.  The Merom Power Plant is not expected to meaningfully contribute to EBITDA in 2022 and 2023.

The Company notes the additional coal volumes create added pressure on transportation networks which if sales are not delivered timely will create a lag to achieving EBITDA guidance.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved.  Forward-looking statements are based on current expectations and assumptions and analyses made by Hallador and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to, those set forth in Hallador's annual report on Form 10-K for the year ended December 31, 2021 and other Securities and Exchange Commission filings. Hallador undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504

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